SailPoint Announces Appointment of Sudhakar Ramakrishna to Board of Directors
AUSTIN, June 15, 2021 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity security, today announced the appointment of Sudhakar Ramakrishna to the SailPoint Board of Directors, effective on June 14, 2021. The Board determined that Mr. Ramakrishna is independent, a term defined under the listing standards of the New York Stock Exchange.
"We are very pleased to have Sudhakar Ramakrishna joining SailPoint's Board of Directors," said SailPoint CEO and Founder Mark McClain. "As a global technology leader with over two decades of experience in cloud, security, and collaboration markets, Sudhakar will bring deep technology and business expertise which will serve SailPoint well. With this appointment, we will set our company up to continue to provide the sophisticated identity needs required for the modern, global enterprise."
Mr. Ramakrishna currently serves as the President and Chief Executive Officer of SolarWinds Corporation (NYSE: SWI), a position he has held since January 2021. He also has served on the SolarWinds Board of Directors since December 2020. Before joining SolarWinds, Mr. Ramakrishna was the Chief Executive Officer of Pulse Secure, LLC, a leading provider of secure and zero trust access solutions for hybrid IT environments, from May 2015 until December 2020. Previously, Mr. Ramakrishna held the position of Senior Vice President and General Manager for the Enterprise and Service Provider Division at Citrix Systems, Inc. (NASDAQ: CTXS). Mr. Ramakrishna has also held senior leadership roles at Polycom, Inc., Motorola, Inc., Stoke, Inc., 3COM Corporation, and U.S. Robotics. He is a partner at Benhamou Global Ventures, a leading venture capital firm investing in emerging startups in security, analytics, and applications. Mr. Ramakrishna holds an M.S. in Computer Science from Kansas State University and an M.S. in Management Studies from Northwestern University.
"As a long-standing industry leader in identity security, which we've seen grow into the bedrock of securing today's enterprise, SailPoint is very well-positioned in the market. I am looking forward to working with the SailPoint leadership team and the rest of the Board to guide SailPoint through its next phase of growth, particularly as it continues to shift its business to SaaS," said Mr. Ramakrishna.

About SailPoint
SailPoint is the leader in identity security for the cloud enterprise. We’re committed to protecting businesses from the inherent risk that comes with providing technology access across today’s diverse and remote workforce. Our identity security solutions secure and enable thousands of companies worldwide, giving our customers unmatched visibility into the entirety of their digital workforce, ensuring that each worker has the right access to do their job – no more, no less. With SailPoint as foundational to the security of their business, our customers can provision access with confidence, protect business assets at scale and ensure compliance with certainty.

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Media Inquiries:
Jessica Sutera, 978-278-5411
Jessica.Sutera@sailpoint.com